EXHIBIT 99.1a
FOR IMMEDIATE RELEASE

Contact:         Daniel Francisco
Media Relations
dfrancisco@micron.com
 (208) 368-5584

MICRON TECHNOLOGY ANNOUNCES RETIREMENT
OF DIRECTORS TERUAKI AOKI AND JAMES W. BAGLEY

BOISE, Idaho, Jan. 24, 2012 – Micron Technology, Inc., (NASDAQ: MU) today announced the retirement of two directors, Dr. Teruaki Aoki and James W. Bagley, from the company's board of directors. The announcement was made at the company’s annual shareholders’ meeting.

Dr. Aoki was first elected to the company's board of directors in 2006. Prior to his retirement, he served as chairman of the company’s compensation committee and also served on the governance committee.

Mr. Bagley was first elected to the company's board of directors in 1997. He was presiding director from September 2002 until October 2009 and a previous compensation committee member.

“We appreciate the service of Teruaki and Jim over the years, and each of these gentlemen has made significant contributions to the company’s success,” said Steve Appleton, Micron Chairman and CEO. “We thank them for their wisdom and guidance and wish them well in their future endeavors.”

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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